FOR IMMEDIATE RELEASE

August 27, 2015

PCS Edventures! Hires 5W Public Relations as Agency of Record

 AWARD WINNING TOP 10 INDEPENDENT NY PR AGENCY BEGINS COMPREHENSIVE PUBLIC RELATIONS CAMPAIGN

Boise, Idaho, August 27, 2015 - PCS Edventures!, Inc. (PCSV), a leader of K-12 STEM Education & Robotics today announced it retained 5W Public Relations as its agency of record. 5W Public Relations, ranked as one of the 20 largest independent U.S. PR Firms, will execute a comprehensive public relations program designed to increase awareness of PCS Edventures! and its collection of both existing and new product lines, with the goal of becoming a broadly recognized leading authority in STEM education and K12 robotics products.

Robert Grover, Co-CEO, commented, “PCS Edventures! STEM solutions have been one of the best kept secrets in the education market in my opinion, and I’m delighted to now be working with one of the leading PR firms in the country. 5WPR will turn up the volume on the PCS robotics, engineering, and technology programs that help students prepare for success in the 21st century.”

Todd Hackett, Co-CEO stated, “We are all extremely pleased to announce our collaboration with 5WPR.  Their results speak for themselves, and PCS Edventures! is looking forward to those results raising our brand profile.”

About 5WPR

5wpr.com

5W Public Relations, a full-service PR Agency, helps some of the world's most admired brands, corporations, and personalities achieve more. 5W's bold, resourceful and thoroughly modern approach helps some of the most respected names. As a result, we measurably increase the positive results of their communication efforts. Our diverse roster of client experience includes Microsoft, Whole Foods Markets, Anheuser Busch, Welch’s, Walgreens, Sparkling ICE, Medifast, UHaul, L’Oreal, T-Fal, DigitalOcean, KRUPS, AEROSOLES, GoHealth, Cold-EEZE, Zeta Interactive, and other publicly traded companies, consumer brands, and academic institutions.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills, programs emphasize hands-on experiences in (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional product information is available HERE.

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Public Relations Contact:

Juda Engelmayer

5W Public Relations

jengelmayer@5wpr.com

(212) 999-5585

Investor Contact:

Robert Grover

Robert@edventures.com

(208) 343-3110

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